Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals to Acquire 35 Percent Stake in Leading
Brazilian Specialty Plant Nutrition Company; Path to Full
Ownership by Early 2019

Investment Highlights

•	Key step in Compass Minerals Plant Nutrition growth strategy

•	Significant piece of the acquisition element in the company’s strategy to exceed $500 million in EBITDA*

•	Provides attractive entry into Brazil’s specialty plant nutrition market

•	Expected to be accretive in first year, net of incremental debt financing

OVERLAND PARK, Kan. (Dec. 17, 2015) – Compass Minerals (NYSE: CMP) has signed a definitive agreement to purchase a 35 percent stake in Produquímica Industria e Comercio S.A. (Produquímica), one of Brazil’s leading manufacturers and distributors of specialty plant nutrients. The all-cash transaction valued at approximately R$452.4 million (US$115.9 million) is subject to customary post-closing adjustments. This agreement also includes a path to full ownership by early 2019.

“We are excited to enter one of the world’s largest and most important agricultural markets with Produquímica,” said Fran Malecha, Compass Minerals president and CEO. “Produquímica has a long history in Brazil and strong prospects for continued growth and margin expansion. Its wide range of specialty plant nutrients, application technologies, and extensive distribution network, are uniquely positioned to meet growers’ need for yield enhancement. Produquímica is a good strategic fit with our existing plant nutrition business, and this investment is an important part of our growth plan.”

*Earnings before interest, taxes, depreciation and amortization, adjusted for special items.

Based in São Paulo, Brazil, Produquímica is expected to generate approximately
R$1.0 billion in revenue in 2015 through two primary businesses – agricultural productivity and chemical solutions. The agricultural productivity division manufactures and distributes a broad offering of specialty plant nutrition solution-based products. These include micronutrients, controlled release fertilizers, and other specialty supplements that are used in direct soil and foliar applications, as well as through irrigation systems and for seed treatment. Produquímica also manufactures and markets specialty chemicals, primarily for the water treatment industry and use in other industrial processes in Brazil.

“We are pleased to partner with Compass Minerals in Brazil’s specialty plant nutrition and chemical market,” said Gerhard Schultz, President of Produquímica. “This investment from a strong, U.S.-based company allows us to accelerate our growth initiatives and benefit from the exchange of knowledge between our two companies.”

Compass Minerals expects to close the transaction by the end of 2015, and upon closing, Mr. Malecha and Matthew Foulston, Compass Minerals chief financial officer, will join the board of directors of Produquímica.

Produquímica At-A-Glance

•	Headquartered in São Paulo, Brazil with eight manufacturing facilities throughout Brazil

•	Approximately 1,400 employees

•	2015 estimated net revenue = R$1.0 billion

•	2015 estimated EBITDA = R$180 million

To assist with funding this investment, Compass Minerals and certain of its subsidiaries have entered into a $100 million incremental term loan as part of an amendment to its existing senior secured credit facility. The incremental loan is coterminous to the existing term loan maturing in 2017 and carries an interest rate of LIBOR plus 1.75 percent.

A summary of the proposed acquisition can be found in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Certain statements in this press release the company’s or management’s beliefs, expectations or opinions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project," “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. These risks, uncertainties and factors specific to the investment in Produquímica include, but are not limited to: (i) the occurrence of any event, change or other circumstance that would result in the termination or delay of the proposed initial Produquímica acquisition of the minority stake and/or full ownership by early 2019, (ii) the inability to complete the proposed acquisitions due to the failure of the company or Produquímica to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary financing, (iii) the risk that the proposed acquisition could disrupt the plans and operations of the company, Produquímica or both, and (iv) the risk that the company may not realize the expected financial and other benefits from the proposed acquisition. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014 and when filed, our Annual Report on Form 10-K for the year ended December 31, 2015. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.